Exhibit 4.11

SUBSCRIPTION RECEIPT AGREEMENT

Gran Tierra Energy Inc.

- and -

[UNDERWRITER]

- and -

[TRUSTEE]

Providing for the Issue of Subscription Receipts

of Gran Tierra Energy Inc.

Made as of ●

( i )

Article 4
INVESTMENT OF PROCEEDS AND PAYMENT OF INTEREST

4.1	Investment of Proceeds	17
4.2	Segregation of Proceeds	17

Article 5
RIGHTS OF THE CORPORATION AND COVENANTS

5.1	Optional Purchases by the Corporation	17
5.2	General Covenants	17
5.3	Subscription Receipt Agent’s Remuneration, Expenses and Indemnification	19
5.4	Performance of Covenants by Subscription Receipt Agent	19
5.5	Accounting	19
5.6	Payments by Subscription Receipt Agent	20
5.7	Regulatory Matters	20

Article 6
ENFORCEMENT

6.1	Suits by Receiptholders	20
6.2	Immunity of Shareholders, etc.	20

Article 7
MEETINGS OF RECEIPTHOLDERS

7.1	Right to Convene Meetings	20
7.2	Notice	21
7.3	Chairman	21
7.4	Quorum	21
7.5	Power to Adjourn	21
7.6	Show of Hands	21
7.7	Poll and Voting	22
7.8	Regulations	22
7.9	Corporation and Subscription Receipt Agent may be Represented	23
7.10	Powers Exercisable by Extraordinary Resolution	23
7.11	Meaning of Extraordinary Resolution	24
7.12	Powers Cumulative	25
7.13	Minutes	25
7.14	Instruments in Writing	25
7.15	Binding Effect of Resolutions	26
7.16	Holdings by Corporation Disregarded	26

Article 8
SUPPLEMENTAL AGREEMENTS

8.1	Provision for Supplemental Agreements for Certain Purposes	26

( ii )

Article 9
CONCERNING THE Subscription Receipt Agent

9.1	Rights and Duties of Subscription Receipt Agent	27
9.2	Evidence, Experts and Advisers	28
9.3	Documents, Monies, etc. Held by Subscription Receipt Agent	29
9.4	Actions by Subscription Receipt Agent to Protect Interest	29
9.5	Third Party Interests	29
9.6	Subscription Receipt Agent not Required to Give Security	29
9.7	Protection of Subscription Receipt Agent	29
9.8	Replacement of Subscription Receipt Agent; Successor by Merger	30
9.9	Conflict of Interest	31
9.10	Acceptance of Appointment	31
9.11	Subscription Receipt Agent Not to be Appointed Receiver	31
9.12	Privacy Laws	31

Article 10
GENERAL

10.1	Notice to the Corporation, Subscription Receipt Agent and the Lead Underwriter	32
10.2	Notice to Receiptholders	33
10.3	Ownership and Transfer of Subscription Receipts	33
10.4	Evidence of Ownership	33
10.5	Satisfaction and Discharge of Agreement	34
10.6	Provisions of Agreement and Subscription Receipts for the Sole Benefit of Parties and Receiptholders	34
10.7	Subscription Receipts Owned by the Corporation or its Subsidiaries - Certificate to be Provided	34
10.8	Effect of Execution	34
10.9	Time of Essence	35
10.10	Force Majeure	35
10.11	Counterparts	36

( iii )

THIS SUBSCRIPTION RECEIPT AGREEMENT is made as of the ● day of ●, 201●.

AMONG:

Gran Tierra Energy Inc., a corporation incorporated under the laws of Nevada (the “Corporation”)

- and -

[UNDERWRITER] (the “Lead Underwriter”), on its own behalf and on behalf of the underwriters who are party to the Underwriting Agreement providing for the issue and sale to investors of the Subscription Receipts

- and -

[TRUSTEE], a trust company incorporated under the laws of ● and registered to carry on business in ● (the “Subscription Receipt Agent”)

WHEREAS the Corporation is proposing to issue and sell Subscription Receipts, each Subscription Receipt representing the right to receive one Common Share in certain circumstances described herein;

AND WHEREAS the Corporation is duly authorized to create, authorize, issue and sell the Subscription Receipts to be issued as herein provided;

AND WHEREAS the Corporation and the Lead Underwriter, on behalf of the Underwriters, have agreed that:

(a)	the Proceeds are to be delivered to and held by the Subscription Receipt Agent and invested on behalf of the holders of Subscription Receipts, the Underwriters and the Corporation in the manner set forth herein;

(b)	if the Acquisition Time occurs by the Deadline: (i) each holder of Subscription Receipts shall be entitled to receive, in the manner described herein, without additional consideration or further action, one Common Share for each Subscription Receipt held; (ii) the Escrowed Funds (less the remaining one-half of the Underwriters’ Fee) shall be released to the Corporation; and (iii) the remaining one-half of the Underwriters’ Fee will be released to the Underwriters; and

(c)	if a Termination Event occurs, the subscription for Common Shares represented by each Subscription Receipt shall be automatically terminated and cancelled and each holder of Subscription Receipts shall be entitled to receive from the Subscription Receipt Agent an amount equal to the Subscription Price in respect of each Subscription Receipt held together with such holder’s pro rata share of Earned Interest, net of applicable withholding taxes;

AND WHEREAS all things necessary have been done and performed to make the Subscription Receipts, when certified by the Subscription Receipt Agent and issued as provided in this Agreement, legal, valid and binding obligations of the Corporation with the benefits and subject to the terms of this Agreement;

AND WHEREAS the foregoing recitals are by the Corporation and the Lead Underwriter, on behalf of the Underwriters, as the context provides, and not by the Subscription Receipt Agent;

NOW THEREFORE THIS AGREEMENT WITNESSES that for good and valuable consideration mutually given and received, the receipt and sufficiency of which is hereby acknowledged, it is hereby agreed and declared as follows:

Article 1
INTERPRETATION

1.1	Definitions

In this Agreement and the recitals, unless there is something in the subject matter or context inconsistent therewith or unless otherwise expressly provided, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“1933 Act” means the United States Securities Act of 1933, as amended;

(b)	“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

(c)	“ABCA” means the Business Corporations Act (Alberta), as amended, including the regulations promulgated thereunder;

(d)	“Acquireco” means ●, a limited liability company formed under the laws of ●, an indirect wholly-owned subsidiary of the Corporation;

(e)	“Acquisition” means the indirect acquisition by the Corporation through Acquireco of ● from the Vendor pursuant to the Purchase Agreement;

(f)	“Acquisition Date” means the date upon which the closing of the Acquisition takes place;

(g)	“Acquisition Notice” means a notice, substantially in the form set forth in Schedule 1.1(g), executed and delivered by the Corporation, certifying that the Acquisition Time has occurred;

(h)	“Acquisition Time” means the time on the Acquisition Date at which the Escrow Release Condition has been satisfied;

(i)	“Additional Closing Time” has the meaning ascribed thereto in the Underwriting Agreement;

(j)	“Agreement” means this agreement, as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof;

(k)	“Beneficial Holder” means any Person who holds a beneficial interest in a Subscription Receipt;

(l)	“Book-Entry Only System” means the book-based securities transfer system administered by CDS in accordance with its operating rules and procedures in force from time to time;

(m)	“Business Day” means a day which is not Saturday or Sunday or a statutory holiday on which major Canadian chartered banks are not open for business in Calgary, Alberta;

(n)	“CDS” means CDS Clearing and Depository Services Inc. and its successors in interest;

(o)	“Closing Time” has the meaning ascribed thereto in the Underwriting Agreement;

(p)	“Common Shares” means common shares in the capital of the Corporation;

(q)	“Counsel” means a barrister or solicitor or a firm of barristers or solicitors, who may be counsel for the Corporation;

(r)	“Deadline” means 5:00 p.m. (Calgary time) on ●;

(s)	“Designated Office” means the principal office of the Subscription Receipt Agent from time to time in the city of Calgary;

(t)	“Dividend Equivalent Payment” means an amount per Subscription Receipt equal to the amount per Common Share of any cash dividends for which record dates have occurred during the period from and including the date hereof to but excluding the date the Common Shares are issued or deemed to be issued hereunder upon exchange of the Subscription Receipts;

(u)	“Earned Interest” means the interest or other income actually earned on the investment of the Proceeds between the date hereof and the earlier to occur of the Acquisition Date and the Termination Date;

(v)	“Escrowed Funds” means the Proceeds, all Earned Interest or other income earned and any investments acquired from time to time with such funds;

(w)	“Escrow Release Condition” means the closing of the Acquisition in all material respects in accordance with the terms of the Purchase Agreement without amendment or waiver materially adverse to the Corporation or Acquireco but for the payment of the purchase price to be satisfied in part by the release of the Escrowed Funds;

(x)	“Exchange” means the Toronto Stock Exchange;

(y)	“Extraordinary Resolution” has the meaning ascribed thereto in Subsection 7.11(a);

(z)	“Global Subscription Receipt” means a Subscription Receipt Certificate that is issued to and registered in the name of CDS or its nominee pursuant to Section 2.14;

(aa)	“including” and “includes” means “including without limitation” and “includes without limitation”, respectively;

(bb)	“Irrevocable Direction” means the written irrevocable direction executed by the Corporation, to be delivered to the Subscription Receipt Agent pursuant to Section 3.1, substantially in the form set forth in Schedule 1.1(bb);

(cc)	“Offering” means the distribution of up to ● Subscription Receipts by the Corporation pursuant to the Prospectus;

(dd)	“Optioned Subscription Receipts” means the Subscription Receipts which may be issued pursuant to the terms of the Underwriting Agreement upon exercise of the Over-Allotment Option;

(ee)	“Original Purchasers” has the meaning ascribed thereto in Subsection 2.17(a);

(ff)	“Over-Allotment Option” has the meaning ascribed thereto in the Underwriting Agreement;

(gg)	“Person” includes an individual, corporation, company, partnership, joint venture, association, trust, trustee, unincorporated organization or government or any agency or political subdivision thereof;

(hh)	“Proceeds” means the Subscription Price multiplied by the total number of Subscription Receipts issued (including, for clarity, any Optioned Subscription Receipts issued)[, less 50% of the Underwriters’ Fee payable as at the Closing Time or the Additional Closing Time, as applicable];

(ii)	“Prospectus” means the final short form prospectus of the Corporation dated ● qualifying the distribution of the Subscription Receipts in each of the provinces of Canada and, unless the context otherwise requires, includes all documents incorporated or deemed to be incorporated therein by reference and any amendments thereto; ;

(jj)	“Purchase Agreement” means the Purchase Agreement dated ● by and among the Corporation, Acquireco, ● and the Vendor pursuant to which Acquireco will purchase ● for an aggregate purchase price of ●, subject to adjustment;

(kk)	“Receiptholders”, or “holders” means the Persons who are the registered owners of Subscription Receipts and includes, while the Subscription Receipts are registered in the Book-Entry Only System, the beneficial owners of Subscription Receipts;

(ll)	“Receiptholders’ Request” means an instrument signed in one or more counterparts by Receiptholders entitled to acquire in the aggregate not less than 25% of the underlying Common Shares which could be acquired pursuant to all Subscription Receipts then outstanding, requesting the Subscription Receipt Agent to take some action or proceeding specified therein;

(mm)	“Shareholders” means the registered holders from time to time of Common Shares;

(nn)	“Subscription Price” means the sum of $●.00 per Subscription Receipt;

(oo)	“Subscription Receipt Certificate” means a certificate evidencing Subscription Receipts substantially in the form attached as Schedule 1.1(oo) with such appropriate insertions, deletions, substitutions and variations as may be required or permitted by the terms of this Agreement or as may be required to comply with any law or the rules of any securities exchange or as may be not inconsistent with the terms of this Agreement as the Corporation may deem necessary or desirable;

(pp)	“Subscription Receipts” means the subscription receipts issued and certified hereunder and from time to time outstanding (including, for clarity, the Optioned Subscription Receipts, if any), each Subscription Receipt evidencing the rights set out in this Agreement;

(qq)	“Termination Date” means the earliest date on which a Termination Event occurs;

(rr)	“Termination Event” means: (i) the Purchase Agreement is terminated; (ii) the Corporation advises the Lead Underwriter, on behalf of the Underwriters, or announces to the public that it does not intend to proceed with the Acquisition; or (iii) the Acquisition Time does not occur by the Deadline;

(ss)	“Underwriters” means, collectively, the Lead Underwriter, ● and ●;

(tt)	“Underwriters’ Fee” has the meaning ascribed thereto in the Prospectus;

(uu)	“Underwriting Agreement” means the underwriting agreement dated as of ● between the Corporation and the Underwriters in respect of the Offering;

(vv)	“US Person” means a US Person as defined in Regulation S under the 1933 Act;

(ww)	“Vendor” means ●; and

(xx)	“written request of the Corporation” and “certificate of the Corporation” mean, respectively, a written request and certificate signed in the name of the Corporation and may consist of one or more instruments so executed.

1.2	Headings

The headings, the table of contents and the division of this Agreement into Articles, Sections and Subsections are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.3	References

Unless otherwise specified in this Agreement:

(a)	references to Articles, Sections, Subsections and Schedules are to Articles, Sections, Subsections and Schedules in this Agreement; and

(b)	“hereto”, “herein”, “hereby”, “hereunder”, “hereof’ and similar expressions, without reference to a particular provision, refer to this Agreement.

1.4	Certain Rules of Interpretation

Unless otherwise specified in this Agreement:

(a)	the singular includes the plural and vice versa; and

(b)	references to any gender shall include references to all genders.

1.5	Day Not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken at or before the requisite time on the next succeeding day that is a Business Day.

1.6	Applicable Law

This Agreement and the Subscription Receipts shall be governed by and construed in accordance with the laws of New York applicable therein.

1.7	Conflict

In the event of a conflict or inconsistency between a provision in the body of this Agreement and in any Subscription Receipt Certificate issued hereunder, the provision in the body of this Agreement shall prevail to the extent of the inconsistency.

1.8	Currency

All dollar amounts expressed as “$” in this Agreement and in the Subscription Receipts are in lawful money of Canada, except as otherwise noted, and all payments required to be made hereunder or thereunder shall be made in Canadian dollars. References to “US$” in this Agreement are to the currency of the United States.

1.9	Severability

Each of the provisions in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any of the other provisions hereof.

Article 2
ISSUE OF SUBSCRIPTION RECEIPTS

2.1	Payment Acknowledgement

(a)	The Subscription Receipt Agent hereby acknowledges receipt from the Lead Underwriter, on behalf of the Underwriters, of a wire transfer of funds in the aggregate amount of $● and confirms that such funds have been deposited in a segregated account in the name of the Corporation designated as “Gran Tierra Energy Inc. - Subscription Receipts”, or as otherwise directed by the Corporation in writing, and the Subscription Receipt Agent will retain such amount in accordance with the terms of this Agreement pending payment of such amount in accordance with the terms of this Agreement.

(b)	The Corporation hereby:

(i)	acknowledges that the amount received by the Subscription Receipt Agent pursuant to Subsection 2.1(a) represents payment in full by the Underwriters of the aggregate Subscription Price for ● Subscription Receipts, net of the amount contemplated by Subsection 2.1(c)(ii); and

(ii)	irrevocably directs the Subscription Receipt Agent to retain the amount specified in Subsection 2.1(a) in accordance with the terms of this Agreement pending payment of such amount in accordance with the terms of this Agreement.

(c)	On behalf of the Underwriters, the Lead Underwriter acknowledges:

(i)	receipt of one or more Global Subscription Receipts representing ● Subscription Receipts registered in the name of CDS (or its nominee)[; and

(ii)	satisfaction by the Corporation of its obligation to pay the first half of the Underwriters’ Fee payable to the Underwriters pursuant to the Underwriting Agreement].

2.2	Terms and Issue of Subscription Receipts

(a)	Each Subscription Receipt shall evidence the right of the holder: (i) if the Acquisition Time occurs prior to the Deadline, to receive, for no additional consideration and without further action, one fully paid and non-assessable Common Share, plus such applicable payments made pursuant to Section 3.2; or (ii) if a Termination Event occurs, to receive an amount equal to the Subscription Price in respect of each Subscription Receipt held and such holder’s pro rata share of the Earned Interest, less applicable withholding taxes, all in the manner and on the terms and conditions set out in this Agreement.

(b)	A maximum of ● Subscription Receipts are hereby created and authorized to be issued at a price equal to the Subscription Price.

(c)	The Subscription Receipt Certificates shall be in the form of one or more Global Subscription Receipt registered in the name of CDS substantially in the form attached hereto as Schedule 1.1(oo), shall bear such distinguishing letters and numbers as the Corporation may, with the approval of the Subscription Receipt Agent and CDS prescribe, and shall be issuable in any whole number denominations.

(d)	Such Subscription Receipt Certificates representing Subscription Receipts offered and sold to purchasers in the Offering in the United States shall be substantially in the form attached hereto as Schedule 1.1(oo), with such modifications as may be necessary to include the legend required under Section 2.15.

(e)	The Subscription Receipt Agent is hereby directed, immediately following the execution and delivery of this Agreement, to execute, issue and deliver to the Lead Underwriter, on behalf of the Underwriters, one or more definitive Subscription Receipt Certificates representing an aggregate of ● Subscription Receipts.

(f)	In the event of the closing of the exercise of the Over-Allotment Option, in whole or in part, prior to the Acquisition Time, the Underwriters shall transfer to the Subscription Receipt Agent an amount equal to the number of Optioned Subscription Receipts acquired by the Underwriters upon such exercise of the Over-Allotment Option multiplied by the Subscription Price, which amount will be deposited in the segregated account contemplated by Subsection 2.1(a) and be dealt with in accordance with the terms of this Agreement. The Corporation shall: (i) issue and shall direct the Subscription Receipt Agent, against payment of such amount, to certify and deliver to CDS or its nominee, for the benefit of the Underwriters, one or more Global Subscription Receipts representing the number of Optioned Subscription Receipts acquired by the Underwriters upon the exercise of the Over-Allotment Option; and (ii) pay or cause to be paid to the Lead Underwriter, on behalf of the Underwriters, an amount equal to one-half of the Underwriters’ Fee payable by the Corporation as a result of the exercise of the Over-Allotment Option.

2.3	Fractional Subscription Receipts

No fractional Subscription Receipts shall be issued or otherwise provided for hereunder.

2.4	Register for Subscription Receipts

The Corporation hereby appoints the Subscription Receipt Agent as registrar and transfer agent of the Subscription Receipts, and the Corporation shall cause to be kept by the Subscription Receipt Agent at the Designated Office, a securities register in which shall be entered the names and addresses of holders of Subscription Receipts and the number of Subscription Receipts held by each holder and any other particulars prescribed by law of the Subscription Receipts held by them. The Corporation shall also cause to be kept by the Subscription Receipt Agent at the Designated Office the register of transfers, and may also cause to be kept by the Subscription Receipt Agent, branch registers of transfers in which shall be recorded the particulars of the transfers of Subscription Receipts registered in that branch register of transfers.

2.5	Registers Open for Inspection

The registers hereinbefore referred to shall be open at all reasonable times during regular business hours of the Subscription Receipt Agent on a Business Day for inspection by the Corporation, the Subscription Receipt Agent or any Receiptholder. The Subscription Receipt Agent shall, from time to time when requested to do so by the Corporation, furnish the Corporation with a list of the names and addresses of Receiptholders entered in the registers kept by the Subscription Receipt Agent and showing the number of Subscription Receipts held by each such holder.

2.6	Receiptholder not a Shareholder

Nothing in this Agreement or in the holding of a Subscription Receipt evidenced by a Subscription Receipt Certificate or otherwise, shall confer or be construed as conferring upon a Receiptholder any right or interest whatsoever as a Shareholder, including, but not limited to, the right to vote at, to receive notice of, or to attend meetings of Shareholders, or the right to receive dividends or any continuous disclosure materials of the Corporation. Receiptholders are entitled to exercise the rights expressly provided for in the Subscription Receipts and this Agreement on the terms and conditions set forth herein.

2.7	Subscription Receipts to Rank Pari Passu

All Subscription Receipts shall rank pari passu, whatever may be the actual date of issue of same.

2.8	Signing of Subscription Receipt Certificates

The Subscription Receipt Certificates shall be signed by an officer of the Corporation on behalf of the Corporation. The signature of such officer may be mechanically reproduced in facsimile and Subscription Receipt Certificates bearing such facsimile signature shall, subject to Section 2.9, be binding upon the Corporation as if they had been manually signed by such officer. Notwithstanding that the person whose manual or facsimile signature appears on any Subscription Receipt Certificate as such officer may no longer hold such position at the date of such Subscription Receipt Certificate or at the date of certification or delivery thereof, any Subscription Receipt Certificate signed as aforesaid shall, subject to Section 2.9, be valid and binding upon the Corporation and the holder thereof shall be entitled to the benefits of this Agreement.

2.9	Certification by the Subscription Receipt Agent

(a)	No Subscription Receipt Certificate shall be issued or, if issued, shall be valid for any purpose or entitle the holder to the benefit hereof until it has been certified by manual signature by or on behalf of the Subscription Receipt Agent, and such certification by the Subscription Receipt Agent upon any Subscription Receipt Certificate shall be conclusive evidence as against the Corporation that the Subscription Receipt Certificate so certified has been duly issued hereunder and that the holder is entitled to the benefits hereof.

(b)	The certification of the Subscription Receipt Agent on Subscription Receipt Certificates issued hereunder shall not be construed as a representation or warranty by the Subscription Receipt Agent as to the validity of this Agreement or the Subscription Receipt Certificates (except the due certification thereof) and the Subscription Receipt Agent shall in no respect be liable or answerable for the use made of the Subscription Receipt Certificates or any of them or of the consideration therefor except as otherwise specified herein. The certification by or on behalf of the Subscription Receipt Agent on Subscription Receipt Certificates shall constitute a representation and warranty by the Subscription Receipt Agent that the said Subscription Receipt Certificates have been duly certified by or on behalf of the Subscription Receipt Agent pursuant to the provisions of this Agreement.

2.10	Issue in Substitution for Subscription Receipt Certificates Lost, etc.

(a)	In case any Subscription Receipt Certificate shall become mutilated or be lost, destroyed or stolen, the Corporation, subject to applicable law and compliance with Subsection 2.10(b), shall issue and thereupon the Subscription Receipt Agent shall certify and deliver, a new Subscription Receipt Certificate of like tenor as the one mutilated, lost, destroyed or stolen in exchange for and in place of and upon cancellation of such mutilated Subscription Receipt Certificate, or in lieu of and in substitution for such lost, destroyed or stolen Subscription Receipt Certificate, and the substituted Subscription Receipt Certificate shall be in a form approved by the Subscription Receipt Agent and shall be entitled to the benefits hereof and shall rank equally in accordance with its terms with all other Subscription Receipt Certificates issued or to be issued hereunder.

(b)	The applicant for the issue of a new Subscription Receipt Certificate pursuant to this Section 2.10 shall bear the cost of the issue thereof and in case of mutilation, loss, destruction or theft shall, as a condition precedent to the issue thereof, furnish to the Corporation and to the Subscription Receipt Agent such evidence of ownership and of the mutilation, loss, destruction or theft of the Subscription Receipt Certificate so mutilated, lost, destroyed or stolen as shall be satisfactory to the Corporation and to the Subscription Receipt Agent in their sole discretion, and such applicant shall also be required to furnish an indemnity and surety bond or security in amount and form satisfactory to the Corporation and the Subscription Receipt Agent in their sole discretion and shall pay the reasonable charges of the Corporation and the Subscription Receipt Agent in connection therewith.

2.11	Exchange of Subscription Receipt Certificates

(a)	Subscription Receipt Certificates may, upon compliance with the reasonable requirements of the Subscription Receipt Agent, be exchanged for another Subscription Receipt Certificate or Subscription Receipt Certificates entitling the holder thereof to, in the aggregate, the same number of Subscription Receipts as represented by the Subscription Receipt Certificates so exchanged.

(b)	Subscription Receipt Certificates may be surrendered for exchange only at the Designated Office during regular business hours of the Subscription Receipt Agent on a Business Day.

2.12	Charges for Exchange

Except as otherwise herein provided, the Subscription Receipt Agent may charge to the holder requesting an exchange a reasonable sum for each new Subscription Receipt Certificate issued in exchange for Subscription Receipt Certificate(s). Payment of such charges and reimbursement of the Subscription Receipt Agent or the Corporation for any and all stamp taxes or governmental or other charges required to be paid shall be made by such holder as a condition precedent to such exchange.

2.13	Transfer and Ownership of Subscription Receipts

(a)	Subject to Subsection 2.13(d) and Section 2.15, there are no restrictions on the transfer of the Subscription Receipts. However, the Subscription Receipts may only be transferred on the register kept at the Designated Office by the holder or his legal representatives or his attorney duly appointed by an instrument in writing. Upon surrender for registration of transfer of Subscription Receipts at the Designated Office and upon compliance with Section 2.15, the Corporation shall issue and thereupon the Subscription Receipt Agent shall certify and deliver a new Subscription Receipt Certificate of like tenor in the name of the designated transferee and register such transfer in accordance with Section 2.4. If less than all the Subscription Receipts evidenced by the Subscription Receipt Certificate(s) so surrendered are transferred, the transferor shall be entitled to receive, in the same manner, a new Subscription Receipt Certificate registered in his name evidencing the Subscription Receipts not transferred. However, notwithstanding the foregoing, Subscription Receipts shall only be transferred upon:

(i)	payment to the Subscription Receipt Agent of a reasonable sum for each new Subscription Receipt Certificate issued upon such transfer, and reimbursement of the Subscription Receipt Agent or the Corporation for any and all stamp taxes or governmental or other charges required to be paid in respect of such transfer; and

(ii)	such reasonable requirements as the Subscription Receipt Agent may prescribe, and all such transfers shall be duly noted in such register by the Subscription Receipt Agent.

(b)	The Corporation and the Subscription Receipt Agent shall deem and treat the registered owner of any Subscription Receipts as the beneficial owner thereof for all purposes and neither the Corporation nor the Subscription Receipt Agent shall be affected by any notice to the contrary.

(c)	The transfer register in respect of Subscription Receipts shall be closed at 4:30 p.m. (Calgary time) at the Designated Office, on the earlier to occur of the Acquisition Date and the Termination Date (subject to settlement).

(d)	The Subscription Receipt Agent shall promptly advise the Corporation of any requested transfer of Subscription Receipts on the register of holders of Subscription Receipts. The Corporation shall be entitled, and may direct the Subscription Receipt Agent, to refuse to recognize any transfer, or enter the name of any transferee, of any Subscription Receipts on the registers referred to in Section 2.4, if such transfer would constitute a violation of the securities laws of any jurisdiction or the rules, regulations or policies of any regulatory authority having jurisdiction or may recognize the transfer upon receipt of evidence of compliance with applicable securities laws in form and substance satisfactory to it.

(e)	Subject to the provisions of this Agreement and applicable law, a Receiptholder shall be entitled to the rights and privileges attaching to the Subscription Receipts. Either the issue and delivery of Common Shares and applicable Dividend Equivalent Payment, less applicable withholding taxes, as provided in Section 3.2, or the payment of the Subscription Price and the holder’s pro rata share of the Earned Interest, less applicable withholding taxes, as provided in Section 3.3, all in accordance with the terms and conditions herein contained, shall discharge all responsibilities of the Corporation and the Subscription Receipt Agent with respect to such Subscription Receipts and neither the Corporation nor the Subscription Receipt Agent shall be bound to inquire into the title of a Receiptholder or a transferee of Subscription Receipts who surrenders a Subscription Receipt Certificate.

2.14	Global Subscription Receipt

(a)	Unless the Book-Entry Only System is terminated, Subscription Receipt Certificates will only be issued in the form of one or more Global Subscription Receipt certificates, which will be registered in the name of and deposited with CDS or its nominee. Subscription Receipt Certificates sold pursuant to Rule 144A under the 1933 Act will be represented by separate Global Subscription Receipt certificates issued under a CUSIP number dedicated to such Rule 144A Subscription Receipts Certificates. Such Rule 144A Global Subscription Receipt Certificates shall be issued in compliance with Section 2.15 of this Agreement and substantially in the form set forth in Schedule 2.15(a).

(b)	Unless the Book-Entry Only System is terminated or required to do so by applicable law, owners of the beneficial interests in the Subscription Receipts shall not be entitled to have Subscription Receipts registered in their names, shall not receive or be entitled to receive Subscription Receipt Certificates in definitive form and shall not be considered owners or holders thereof under this Agreement or any supplemental agreement except in circumstances where CDS resigns or is removed from its responsibility and the Subscription Receipt Agent is unable or does not wish to locate a qualified successor. Beneficial interests in the Global Subscription Receipts will be represented only through the Book-Entry Only System. Transfers of Subscription Receipts between CDS participants shall occur in accordance with CDS’ rules and procedures which rules and procedures reflect the restrictions on transfers set forth in Section 2.15. Neither the Corporation, nor the Underwriters nor the Subscription Receipt Agent shall have any responsibility or liability for any aspects of the records relating to or payments made by CDS, or its nominee, on account of the beneficial interests in the Subscription Receipts. Nothing herein shall prevent the owners of beneficial interests in the Subscription Receipts from voting such Subscription Receipts using duly executed proxies.

(c)	All references herein to actions by, notices given or payments made to Receiptholders shall, where Subscription Receipts are represented by Global Subscription Receipt Certificates held through CDS, refer to actions taken by, or notices given or payments made to, CDS upon instruction from the CDS participants in accordance with its rules and procedures. For the purposes of any provision hereof requiring or permitting actions with the consent of or at the direction of Receiptholders evidencing a specified percentage of the aggregate Subscription Receipts outstanding, such direction or consent may be given by holders of Subscription Receipts acting through CDS and the CDS participants owning Subscription Receipts evidencing the requisite percentage of the Subscription Receipts. The rights of a Receiptholder whose Subscription Receipts represented by Global Subscription Receipt Certificates are held through CDS shall be exercised only through CDS and the CDS participants and shall be limited to those established by law and agreements between such holders and CDS and the CDS participants upon instructions from the CDS participants. Each of the Subscription Receipt Agent and the Corporation may deal with CDS for all purposes (including the making of payments) as the authorized representative of the respective Receiptholders and such dealing with CDS shall constitute satisfaction or performance, as applicable, of their respective obligations hereunder.

(d)	For so long as Subscription Receipts represented by Global Subscription Receipt Certificates are held through CDS, if any notice or other communication is required to be given to Receiptholders, the Subscription Receipt Agent will give such notices and communications to CDS.

(e)	If CDS resigns or is removed from its responsibility as depository and the Subscription Receipt Agent is unable or does not wish to locate a qualified successor, CDS shall surrender the Global Subscription Receipts to the Subscription Receipt Agent with instructions for registration of Subscription Receipts in the name and in the amount specified by CDS and the Corporation shall issue and the Subscription Receipt Agent shall certify and deliver the aggregate number of Subscription Receipts then outstanding in the form of definitive Subscription Receipt Certificates representing such Subscription Receipts.

2.15	U.S. Legends

The Subscription Receipt Agent acknowledges and understands that the Subscription Receipts and Common Shares issuable upon exchange of the Subscription Receipts have not been and will not be registered under the 1933 Act and may be transferred only pursuant to an exemption from the registration requirement of the 1933 Act and applicable state securities laws, and understands and acknowledges that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the 1933 Act or applicable state securities laws, certificates representing the Subscription Receipts originally issued in the United States and certificates representing Common Shares issued upon exchange of such Subscription Receipts and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF GRAN TIERRA ENERGY INC. (THE “COMPANY”) THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S (“REGULATION S”) UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE CANADIAN LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES AFTER (I) IN THE CASE OF TRANSFERS PURSUANT TO (B) ABOVE, PROVIDING A DECLARATION TO [TRUSTEE], TOGETHER WITH ANY OTHER EVIDENCE, WHICH MAY INCLUDE A LEGAL OPINION, REQUIRED BY [TRUSTEE], AND (II) IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (D) ABOVE, PROVIDING A LEGAL OPINION SATISFACTORY TO THE COMPANY. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

provided that, if the Subscription Receipts or Common Shares issuable upon exchange of the Subscription Receipts are being sold in compliance with the requirements of Rule 904 of Regulation S under the 1933 Act and in compliance with applicable local laws and regulations at a time when the Corporation is a “foreign issuer” as defined in Rule 902 of Regulation S under the 1933 Act, the legend may be removed by providing a declaration to the Corporation and [Trustee], as registrar and transfer agent, in such form as [Trustee] or the Corporation may from time to time prescribe, substantially in the form set forth in Schedule 2.15 (together with such other evidence of exemption as [Trustee] or the Corporation may from time to time prescribe, which may include an opinion of counsel in form and substance reasonably satisfactory to the Corporation); provided further that, if any such Subscription Receipts or Common Shares issuable upon exchange of the Subscription Receipts are being sold under Rule 144 or in another transaction that does not require registration under the 1933 Act and in compliance with applicable state securities laws, the legend may be removed by delivery to the Corporation and [Trustee], as registrar and transfer agent, of an opinion of counsel reasonably satisfactory to the Corporation to the effect that such legend is no longer required under applicable requirements of the 1933 Act or applicable state securities laws.

2.16	Listing of Subscription Receipts

The Corporation confirms that the Subscription Receipts will be listed and posted for trading on the Exchange subject only to the Corporation complying with the usual conditions imposed by the Exchange with respect thereto.

2.17	Right of Rescission

(a)	If the Prospectus, together with any amendment thereto, contains a misrepresentation (as such term is defined in the Securities Act (Alberta)) and it was a misrepresentation on the date thereof or as of the date specified in the documents incorporated by reference therein, as the case may be, purchasers of Subscription Receipts to whom the Prospectus was sent or delivered and who were the original purchasers of the Subscription Receipts (the “Original Purchasers”) shall have a right of action against the Corporation for rescission to receive the Subscription Price exercisable on notice given to the Corporation not more than 180 days subsequent to the date hereof. The right of action for rescission is only available to an Original Purchaser either while he or she is a holder of the Subscription Receipts purchased or while he or she is a holder of the Common Shares issuable upon surrender of such Subscription Receipts.

(b)	In no event shall the Corporation be liable under this Section 2.17 if the Original Purchaser purchased the Subscription Receipts with knowledge of the misrepresentation.

2.18	Cancellation of Surrendered Subscription Receipt Certificates

All Subscription Receipt Certificates surrendered to the Subscription Receipt Agent pursuant to Sections 2.10, 2.11 and 5.1 shall be returned to or received by the Subscription Receipt Agent for cancellation and, if required by the Corporation, the Subscription Receipt Agent shall furnish the Corporation with a cancellation certificate identifying the Subscription Receipt Certificates so cancelled and the number of Subscription Receipts evidenced thereby.

Article 3
SATISFACTION OF ISSUANCE RIGHT OR TERMINATION PAYMENT RIGHT

3.1	Notice of Acquisition and Release of Funds on Acquisition Date

If the Acquisition Time occurs prior to the Deadline:

(a)	the Corporation: (i) shall forthwith cause the Acquisition Notice to be delivered to the Subscription Receipt Agent and the Lead Underwriter, on behalf of the Underwriters; (ii) shall concurrently deliver to the Subscription Receipt Agent the Irrevocable Direction; and (iii) shall, after the Acquisition Time issue a press release confirming that the Acquisition and the Offering have been completed, setting out the Acquisition Date, confirming that the underlying Common Shares have been issued to Receiptholders effective as at the Acquisition Time and stating the date on which the Subscription Receipt transfer register will close;

(b)	the Corporation shall be entitled to receive from the Subscription Receipt Agent the Escrowed Funds, less the amount required to make the payments set forth in Sections 3.4 and 3.5, and the Subscription Receipt Agent shall deliver such funds to or to the order of the Corporation (or as otherwise may be directed by the Corporation in writing) as soon as reasonably practicable after the delivery of the documents referred to in Subsections 3.1(a)(i) and 3.1(a)(ii); and

(c)	the Subscription Receipt Agent shall issue and deliver the Common Shares issuable upon exchange of the Subscription Receipts in accordance with Section 3.2.

3.2	Issue and Delivery of Common Shares

(a)	Upon receipt by the Subscription Receipt Agent of the Acquisition Notice and the Irrevocable Direction prior to the Deadline, the Subscription Receipts shall be deemed to have been exchanged and converted by the holders thereof into Common Shares, on the basis of one Common Share per Subscription Receipt, without additional consideration or further action by the Receiptholders, and the underlying Common Shares shall be, and shall be deemed to be, issued at such time to the Receiptholders, and the Receiptholders shall be deemed to have become the holders of record of such Common Shares at such time, provided and notwithstanding that the issuance of such shares shall be documented by the Corporation updating or causing to be updated the register maintained for the Common Shares only, notwithstanding that a certificate or a Book-Entry Only System customer confirmation therefor may not yet have been issued or entered, as the case may be, and the Persons to whom such Common Shares are to be issued in accordance with the terms of this Agreement shall be deemed to have become the holders of record of such Common Shares at the Acquisition Time.

(b)	Upon the issuance or deemed issuance of the Common Shares upon exchange of the Subscription Receipts, the Corporation shall direct CDS to cause to be entered and issued, as the case may be, to the Person or Persons in whose name or names such Common Shares have been issued, a Book-Entry Only System customer confirmation.

(c)	Certificates representing Common Shares issued pursuant to Subscription Receipts bearing the legend set forth in Section 2.15 shall also be overprinted with the legend set forth in Section 2.15.

(d)	If the Acquisition Time occurs by the Deadline, the Receiptholder of record at such time shall be entitled from and after the Acquisition Time, but shall receive (subject to Section 3.1) no earlier than on the second Business Day following the Acquisition Date, an amount equal to such holder’s Dividend Equivalent Payment, if any, less applicable withholding taxes, provided that to the extent that this amount, if any, represents amounts in respect of cash dividends for which record dates have occurred but which have not yet been paid, such amount shall not be payable to holders, unless the Corporation otherwise elects, until the date such cash dividends are paid to Shareholders; and provided further any Earned Interest forming part of the Escrowed Funds other than that portion of the Earned Interest payable pursuant to Section 3.4 shall be paid to the Corporation unless Dividend Equivalent Payments are required to be paid to each holder, in which case such Dividend Equivalent Payments shall be satisfied out of the Earned Interest on the Escrowed Funds other than that portion of the Earned Interest payable pursuant to Section 3.4. If the Escrowed Funds are not sufficient to meet the payments required by this Section 3.2(c), the Subscription Receipt Agent shall only make payments under this section to the extent monies have been deposited with it pursuant to Section 3.5. Subject to sufficient funds being available to it, the Subscription Receipt Agent agrees to cause any amounts to be paid to holders of Subscription Receipts pursuant to this Section 3.2 to be paid on the second Business Day following the Acquisition Date or the date cash dividends are paid to Shareholders, as applicable.

(e)	Effective immediately after the Subscription Receipts have been deemed to have been exchanged and converted as contemplated in Subsections 3.2(a) and 3.2(b), the Subscription Receipts relating thereto shall be void and of no value or effect other than representing the right to receive from the Subscription Receipt Agent the certificates representing the Common Shares or from CDS, a Book-Entry Only System customer confirmation as contemplated in this Section 3.2.

(f)	Any certificate or certificates evidencing the Common Shares delivered upon surrender of one or more Subscription Receipt Certificates sold pursuant to Rule 144A under the 1933 Act shall be represented by a separate global certificate issued under a CUSIP number dedicated to such Common Shares. Such global certificate shall be issued in compliance with Section 2.15 hereof.

3.3	Payment on Termination

If a Termination Event occurs:

(a)	the Corporation shall forthwith notify the Subscription Receipt Agent and the Lead Underwriter thereof in writing and shall issue a press release setting forth the Termination Date;

(b)	the subscription evidenced by each Subscription Receipt shall be automatically terminated and cancelled and each Receiptholder shall be entitled from and after the Termination Date to a payment in the aggregate amount of: (i) the Subscription Price in respect of each of such holder’s Subscription Receipts; and (ii) such holder’s pro rata share of the Earned Interest, less applicable withholding taxes. The amount paid to each Receiptholder under (i) shall be satisfied by the Escrowed Funds and the amount paid to each Receiptholder under (ii) shall be satisfied by the Earned Interest;

(c)	registers shall be closed at the close of business on the Termination Date;

(d)	the obligation to make the payment of the amount specified in Subsection 3.3(b) shall be satisfied by mailing or delivering payment by cheque or wire transfer to the registered holder of the Subscription Receipt at its registered address by no later than the second Business Day following the Termination Date; and

(e)	upon the mailing or delivery of any cheque or wire transfer as provided in Subsection 3.3(d) (and provided such cheque has been honoured for payment, if presented for payment within six months of the date thereof) all rights evidenced by the Subscription Receipts relating thereto shall be satisfied and such Subscription Receipts shall be void and of no value or effect.

3.4	Payment of Underwriting Fee

Upon the release of the Escrowed Funds pursuant to Subsection 3.1(b), the Subscription Receipt Agent shall deliver a cheque or complete a wire transfer, as per the instructions of the Lead Underwriter, payable to the Lead Underwriter, on behalf of the Underwriters, in an amount equal to $● plus $● multiplied by the number of Optioned Subscription Receipts acquired by the Underwriters, if any.

3.5	Additional Payments by the Corporation

The Corporation shall, no later than one (1) Business Day before the date upon which the Dividend Equivalent Payment is required to be paid pursuant to Article 3, pay to the Subscription Receipt Agent such amount, if any, as will be sufficient to allow the Subscription Receipt Agent to pay in full the Dividend Equivalent Payment as is required under the circumstances.

Article 4
INVESTMENT OF PROCEEDS AND PAYMENT OF INTEREST

4.1	Investment of Proceeds

Pending disbursement of the Escrowed Funds, the Subscription Receipt Agent shall hold, invest and reinvest the Proceeds on behalf of the Receiptholders in short-term obligations of, or guaranteed by, the Government of Canada, corporate commercial paper which is rated RI (high) by DBRS Inc. or an equivalent rating service, investment certificates of a Canadian bank, in a trust account maintained by the Subscription Receipt Agent and other approved investments as directed in writing by the Corporation. If at any time the Proceeds include cash that is not invested and the Corporation has not provided directions to the Subscription Receipt Agent to invest such cash, the Escrowed Funds shall remain in the Subscription Receipt Agent’s trust account.

Any direction from the Corporation to the Subscription Receipt Agent shall be in writing and shall be provided to the Subscription Receipt Agent no later than 9:00 a.m. (Calgary time) on the day on which the investment is to be made. Any direction received by the Subscription Receipt Agent after 9:00 a.m. (Calgary time) or received on a non-Business Day shall be deemed to have been given on the next Business Day.

4.2	Segregation of Proceeds

The Escrowed Funds received by the Subscription Receipt Agent and any securities or other instruments received by the Subscription Receipt Agent upon the investment or reinvestment of such Escrowed Funds, shall be received as agent for, and shall be segregated and kept apart by the Subscription Receipt Agent as agent for, the Receiptholders, the Underwriters and the Corporation.

Article 5
RIGHTS OF THE CORPORATION AND COVENANTS

5.1	Optional Purchases by the Corporation

Subject to applicable law, the Corporation may from time to time purchase, by private contract or otherwise, any of the Subscription Receipts.

5.2	General Covenants

(a)	The Corporation covenants with the Subscription Receipt Agent and the Lead Underwriter, on behalf of the Underwriters, that so long as any Subscription Receipts remain outstanding:

(i)	it will use its reasonable commercial efforts to maintain its existence;

(ii)	it will make all requisite filings under applicable Canadian securities legislation including those necessary to remain a reporting issuer (or the equivalent) not in default in each of the provinces and territories of Canada in which it is presently a reporting issuer (or the equivalent);

(iii)	it will promptly announce by press release the occurrence of the Acquisition Date or the Termination Date, as the case may be, in accordance with Section 3.1(a) or Section 3.3, as the case may be;

(iv)	generally, it will use commercially reasonable efforts to perform and carry out all of the acts or things to be done by it as provided in this Agreement;

(v)	prior to the earlier of the Acquisition Date and the Termination Date, it will not sell the properties or assets of the Corporation as, or substantially as, an entirety, to any other entity;

(vi)	it will reserve and keep available a sufficient number of Common Shares for the purpose of enabling it to satisfy its obligations to issue Common Shares upon exchange of the Subscription Receipts;

(vii)	it will cause the Common Shares and the certificates representing the Common Shares from time to time acquired upon exchange of the Subscription Receipts to be duly issued as fully paid and non-assessable shares and delivered in accordance with the Subscription Receipts and the terms hereof;

(viii)	with respect to any notices to be given or other acts to be performed or which may be given or performed by the Lead Underwriter and any other Underwriter under or pursuant to this Agreement, it will provide the Lead Underwriter, on behalf of the Underwriters in a timely manner all such information and documents as the Underwriters (or any of them) may reasonably request and which is within the knowledge or control of the Corporation in order to verify the factual circumstances relating to such notices or acts; and

(ix)	it will use its commercially reasonable efforts to ensure that (until the earlier of the Acquisition Date and the Termination Date) the Subscription Receipts and the Common Shares continue to be or are listed and posted for trading on the Exchange.

(b)	In addition, the Corporation covenants with the Subscription Receipt Agent and the Lead Underwriter, on behalf of the Underwriters, that, from the date hereof to the earlier of the Termination Date and the Acquisition Date, it will not do any of the following:

(i)	subdivide or redivide the outstanding Common Shares into a greater number of Common Shares;

(ii)	reduce, combine or consolidate the outstanding Common Shares into a smaller number of Common Shares;

(iii)	issue any assets, securities or evidence of the Corporation or any other entity to holders of all or substantially all of the outstanding Common Shares by way of a dividend or distribution; or

(iv)	reclassify the Common Shares or undertake a reorganization of the Corporation or a consolidation, amalgamation, arrangement or merger of the Corporation with any other Person or other entity; or a sale or conveyance of the property and assets of the Corporation as an entirety or substantially as an entirety to any other Person or entity or a liquidation, dissolution or winding-up of the Corporation.

5.3	Subscription Receipt Agent’s Remuneration, Expenses and Indemnification

(a)	The Corporation covenants that it will pay to the Subscription Receipt Agent from time to time reasonable remuneration for its services hereunder and will pay or reimburse the Subscription Receipt Agent upon its request for all reasonable expenses, disbursements and advances incurred or made by the Subscription Receipt Agent in the administration or execution of this Agreement (including the reasonable compensation and the disbursements of its counsel and all other advisers and assistants not regularly in its employ) both before any default hereunder and thereafter until all duties of the Subscription Receipt Agent hereunder shall be finally and fully performed, except any such expense, disbursement or advance as may arise out of or result from the Subscription Receipt Agent’s negligence, wilful misconduct or fraud. Any amount owing hereunder and remaining unpaid after 30 days from the invoice date will bear interest at the then current rate charged by the Subscription Receipt Agent against unpaid invoices and shall be payable on demand.

(b)	The Corporation hereby indemnifies and saves harmless the Subscription Receipt Agent and its officers, directors, employees and agents from and against any and all liabilities, losses, costs, claims, actions or demands whatsoever which may be brought against the Subscription Receipt Agent or which it may suffer or incur as a result or arising out of the performance of its duties and obligations under this Agreement, save only in the event of the negligence, wilful misconduct or fraud of the Subscription Receipt Agent. It is understood and agreed that this indemnification shall survive the termination or the discharge of this Agreement or the resignation or replacement of the Subscription Receipt Agent.

5.4	Performance of Covenants by Subscription Receipt Agent

If the Corporation shall fail to perform any of its covenants contained in this Agreement, the Subscription Receipt Agent may notify the Receiptholders and the Lead Underwriter, on behalf of the Underwriters, of such failure on the part of the Corporation or may itself perform any of the said covenants capable of being performed by it, but shall be under no obligation to perform said covenants or to notify the Receiptholders and the Lead Underwriter on behalf of the Underwriters of such performance by it. All sums expended or advanced by the Subscription Receipt Agent in so doing shall be repayable as provided in Section 5.3. No such performance, expenditure or advance by the Subscription Receipt Agent shall relieve the Corporation of any default hereunder or of its continuing obligations under the covenants contained herein.

5.5	Accounting

The Subscription Receipt Agent shall maintain accurate books, records and accounts of the transactions effected or controlled by the Subscription Receipt Agent hereunder and the receipt, investment, reinvestment and disbursement of the Proceeds, and shall provide to the Corporation and the Underwriters records and statements thereof periodically upon written request. The Corporation shall have the right to audit any such books, records, accounts and statements.

5.6	Payments by Subscription Receipt Agent

In the event that any funds to be disbursed by the Subscription Receipt Agent in accordance herewith are received by the Subscription Receipt Agent in the form of an uncertified cheque or cheques, the Subscription Receipt Agent shall be entitled to delay the time for disbursement of such funds hereunder until such uncertified cheque or cheques have cleared in the ordinary course the financial institution upon which the same are drawn. The Subscription Receipt Agent will disburse monies according to this Agreement only to the extent that monies have been deposited with it by the Corporation.

5.7	Regulatory Matters

The Corporation shall file all such documents, notices and certificates and take such steps and do such things as may be necessary under applicable securities laws to permit the issuance of the Common Shares in the circumstances contemplated by Section 3.2 such that: (i) such issuance will comply with the prospectus and registration requirements of applicable securities laws; and (ii) the first trade in Common Shares will not be subject to, or will be exempt from, the prospectus requirements of applicable securities laws.

Article 6
ENFORCEMENT

6.1	Suits by Receiptholders

All or any of the rights conferred upon any Receiptholder by any of the terms of the Subscription Receipt Certificates or by this Agreement, or by both, may be enforced by the Receiptholder by appropriate proceedings but without prejudice to the right which is hereby conferred upon the Subscription Receipt Agent to proceed in its own name to enforce each and all of the provisions contained herein for the benefit of the Receiptholders.

6.2	Immunity of Shareholders, etc.

The Subscription Receipt Agent and, by the acceptance of the Subscription Receipt Certificates and as part of the consideration for the issue of the Subscription Receipts, the Receiptholders hereby waive and release any right, cause of action or remedy now or hereafter existing in any jurisdiction against any past, present or future Shareholder, director, officer, employee or agent of the Corporation or any successor entity for the issue of the Common Shares pursuant to any Subscription Receipt or on any covenant, agreement, representation or warranty by the Corporation contained herein or in the Subscription Receipt Certificate(s).

Article 7
MEETINGS OF RECEIPTHOLDERS

7.1	Right to Convene Meetings

The Subscription Receipt Agent may at any time and from time to time, and shall on receipt of a written request of the Corporation or of a Receiptholders’ Request and upon being funded and indemnified to its reasonable satisfaction by the Corporation or by the Receiptholders signing such Receiptholders’ Request against the cost which may be incurred in connection with the calling and holding of such meeting, convene a meeting of the Receiptholders. In the event of the Subscription Receipt Agent failing to so convene a meeting within ten days after receipt of such written request of the Corporation or such Receiptholders Request and indemnity given as aforesaid, the Corporation or such Receiptholders, as the case may be, may convene such meeting. Every such meeting shall be held in the City of Calgary or at such other place as may be determined by the Subscription Receipt Agent and approved by the Corporation.

7.2	Notice

At least ten days’ prior notice of any meeting of Receiptholders shall be given to the Receiptholders in the manner provided for in Section 10.2 and a copy of such notice shall be sent by mail to the Subscription Receipt Agent (unless the meeting has been called by the Subscription Receipt Agent) and to the Corporation (unless the meeting has been called by the Corporation). Such notice shall state the date (which must be a Business Day) and time when, and the place where, the meeting is to be held, shall state briefly the general nature of the business to be transacted thereat and shall contain such information as is reasonably necessary to enable the Receiptholders to make a reasoned decision on the matter, but it shall not be necessary for any such notice to set out the terms of any resolution to be proposed or any of the provisions of this Article 7.

7.3	Chairman

An individual (who need not be a Receiptholder) designated in writing by the Subscription Receipt Agent shall be chairman of the meeting and if no individual is so designated, or if the individual so designated is not present within 15 minutes from the time fixed for the holding of the meeting, the Receiptholders present in person or by proxy shall choose some individual present to be chairman.

7.4	Quorum

Subject to the provisions of Section 7.11, at any meeting of the Receiptholders a quorum shall consist of one or more Receiptholders present in person or by proxy and holding more than 25% of the then outstanding Subscription Receipts. If a quorum of the Receiptholders shall not be present within 30 minutes from the time fixed for holding any meeting, the meeting, if summoned by the Receiptholders or on a Receiptholders’ Request, shall be dissolved; but in any other case the meeting shall be adjourned to the same day in the next week (unless such day is not a Business Day, in which case it shall be adjourned to the next following Business Day) at the same time and place and no notice of the adjournment need be given. Any business may be brought before or dealt with at an adjourned meeting that might have been dealt with at the original meeting in accordance with the notice calling the same. No business shall be transacted at any meeting unless a quorum is present at the commencement of business. At the adjourned meeting, the Receiptholders present in person or by proxy shall form a quorum and may transact the business for which the meeting was originally convened notwithstanding that they may not hold at least 25% of the then outstanding Subscription Receipts.

7.5	Power to Adjourn

The chairman of any meeting at which a quorum of the Receiptholders is present may, with the consent of the meeting, adjourn any such meeting and no notice of such adjournment need be given except such notice, if any, as the meeting may prescribe.

7.6	Show of Hands

Every question submitted to a meeting shall be decided in the first place by a majority of the votes given on a show of hands except that votes on an Extraordinary Resolution shall be given in the manner hereinafter provided. At any such meeting, unless a poll is duly demanded as herein provided, a declaration by the chairman that a resolution has been carried or carried unanimously or by a particular majority or lost or not carried by a particular majority shall be conclusive evidence of the fact.

7.7	Poll and Voting

On every Extraordinary Resolution, and on any other question submitted to a meeting and after a vote by show of hands when demanded by the chairman or by one or more of the Receiptholders acting in person or by proxy and holding at least 5% of the then outstanding Subscription Receipts, a poll shall be taken in such manner as the chairman shall direct. Questions other than those required to be determined by Extraordinary Resolution shall be decided by a majority of the votes cast on the poll.

On a show of hands, every Person who is present and entitled to vote, whether as a Receiptholder or as proxy for one or more absent Receiptholders, or both, shall have one vote. On a poll, each Receiptholder present in person or represented by a proxy duly appointed by instrument in writing shall be entitled to one vote in respect of each Common Share he is entitled to receive pursuant to the Subscription Receipt(s) then held or represented by him. A proxy need not be a Receiptholder. In the case of joint holders, any of them present in person or by proxy at the meeting may vote in the absence of the other or others; but in case more than one of them shall be present in person or by proxy, they shall vote together in respect of Subscription Receipts of which they are joint registered holders. The chairman of any meeting shall be entitled, both on a show of hands and on a poll, to vote in respect of the Subscription Receipts, if any, held or represented by him.

7.8	Regulations

The Subscription Receipt Agent, or the Corporation with the approval of the Subscription Receipt Agent, may from time to time make and from time to time vary such regulations as it shall think fit for:

(a)	the setting of the record date for a meeting of holders of Subscription Receipts for the purpose of determining Receiptholders entitled to receive notice of and vote at such meeting;

(b)	the issue of voting certificates by any bank, trust company or other depositary satisfactory to the Subscription Receipt Agent stating that the Subscription Receipt Certificates specified therein have been deposited with it by a named Person and will remain on deposit until after the meeting, which voting certificate shall entitle the Persons named therein to be present and vote at any such meeting and at any adjournment thereof or to appoint a proxy or proxies to represent them and vote for them at any such meeting and at any adjournment thereof in the same manner and with the same effect as though the Persons so named in such voting certificates were the actual holders of the Subscription Receipt Certificates specified therein;

(c)	the deposit of voting certificates and instruments appointing proxies at such place and time as the Subscription Receipt Agent, the Corporation or the Receiptholders, convening the meeting, as the case may be, may direct in the notice convening the meeting;

(d)	the deposit of voting certificates and instruments appointing proxies at some approved place or places other than the place at which the meeting is to be held and enabling particulars of such instruments appointing proxies to be mailed or sent via facsimile before the meeting to the Corporation or to the Subscription Receipt Agent at the place where the same is to be held and for the voting of proxies so deposited as though the instruments themselves were produced at the meeting;

(e)	the form of the instrument of proxy and the manner in which the instrument of proxy must be executed; and

(f)	generally for the calling of meetings of Receiptholders and the conduct of business thereat.

Any regulations so made shall be binding and effective and the votes given in accordance therewith shall be valid and shall be counted. Save as such regulations may provide, the only Persons who shall be recognized at any meeting as a Receiptholder, or be entitled to vote or be present at the meeting in respect thereof (subject to Section 7.9), as applicable, shall be Receiptholders or their counsel, or duly appointed proxies of Receiptholders.

7.9	Corporation and Subscription Receipt Agent may be Represented

The Corporation and the Subscription Receipt Agent, by their respective authorized employees and agents, and the counsel for the Corporation and for the Subscription Receipt Agent may attend any meeting of the Receiptholders, but shall have no vote as such unless in their capacity as Receiptholder or a proxy holder.

7.10	Powers Exercisable by Extraordinary Resolution

In addition to all other powers conferred upon them by any other provisions of this Agreement or by law, the Receiptholders at a meeting shall, subject to the provisions of Section 7.11, have the power, subject to all applicable regulatory and exchange approvals, exercisable from time to time by Extraordinary Resolution:

(a)	to agree to any modification, abrogation, alteration, compromise or arrangement of the rights of Receiptholders or the Subscription Receipt Agent against the Corporation or against its undertaking, property and assets or any part thereof whether such rights arise under this Agreement or the Subscription Receipt Certificates or otherwise;

(b)	to amend, alter or repeal any Extraordinary Resolution previously passed or sanctioned by the Receiptholders;

(c)	to direct or to authorize the Subscription Receipt Agent to enforce any of the covenants on the part of the Corporation contained in this Agreement or the Subscription Receipt Certificates or to enforce any of the rights of the Receiptholders in any manner specified in such Extraordinary Resolution or to refrain from enforcing any such covenant or right;

(d)	to waive, and to direct the Subscription Receipt Agent to waive, any default on the part of the Corporation in complying with any provisions of this Agreement or the Subscription Receipt Certificates either unconditionally or upon any conditions specified in such Extraordinary Resolution;

(e)	to restrain any Receiptholder from taking or instituting any suit, action or proceeding against the Corporation for the enforcement of any of the covenants on the part of the Corporation in this Agreement or the Subscription Receipt Certificates or to enforce any of the rights of the Receiptholders;

(f)	to direct any Receiptholder who, as such, has brought any suit, action or proceeding to stay or to discontinue or otherwise to deal with the same upon payment of the costs, charges and expenses reasonably and properly incurred by such Receiptholder in connection therewith;

(g)	to assent to any modification of, change in or omission from the provisions contained in the Subscription Receipt Certificates and this Agreement or any ancillary or supplemental instrument which may be agreed to by the Corporation, and to authorize the Subscription Receipt Agent to concur in and execute any ancillary or supplemental agreement embodying the change or omission, provided that such modification, change or omission will not prejudice the rights of the Receiptholders or the Subscription Receipt Agent;

(h)	with the consent of the Corporation (such consent not to be unreasonably withheld), to remove the Subscription Receipt Agent or its successor in office and to appoint a new Subscription Receipt Agent to take the place of the Subscription Receipt Agent so removed;

(i)	to assent to any compromise or arrangement with any creditor or creditors or any class or classes of creditors, whether secured or otherwise, and with holders of any Common Shares or other securities of the Corporation; and

(j)	to assent to any modification of the Articles of the Corporation in circumstances where, had the Common Shares then been outstanding, an Extraordinary Resolution of the holders of Common Shares would have been required.

7.11	Meaning of Extraordinary Resolution

(a)	The expression “Extraordinary Resolution” when used in this Agreement means, subject as hereinafter provided in this Section 7.11 and in Section 7.14, a resolution proposed at a meeting of Receiptholders duly convened for that purpose and held in accordance with the provisions of this Article 7 at which there are present in person or by proxy one or more Receiptholders holding more than 25% of the then outstanding Subscription Receipts and passed by the affirmative votes of Receiptholders holding not less than 662/3% of the then outstanding Subscription Receipts represented at the meeting and voted on the poll upon such resolution.

(b)	If, at any meeting called for the purpose of passing an Extraordinary Resolution, one or more Receiptholders holding more than 25% of the then outstanding Subscription Receipts are not present in person or by proxy within 30 minutes after the time appointed for the meeting, then the meeting, if convened by Receiptholders or on a Receiptholders’ Request, shall be dissolved; but in any other case it shall stand adjourned to such day, being not less than 14 or more than 30 days later, and to such place and time as may be appointed by the chairman. Not less than seven days’ prior notice shall be given of the time and place of such adjourned meeting in the manner provided for in Section 10.2. Such notice shall state that at the adjourned meeting the Receiptholders present in person or by proxy shall, subject to the provisions below, form a quorum but it shall not be necessary to set forth the purposes for which the meeting was originally called or any other particulars. At the adjourned meeting:

(i)	if the Extraordinary Resolution purports to exercise any of the powers conferred pursuant to Subsections 7.10(a), 7.10(d), 7.10(g), 7.10(i) or 7.10(j) or purports to change the provisions of this Section 7.11 or of Section 7.14 or purports to amend, alter or repeal any Extraordinary Resolution previously passed or sanctioned by the Receiptholders in exercise of the powers referred to in this paragraph, a quorum for the transaction of business shall consist of Receiptholders holding more than 25% of the then outstanding Subscription Receipts present in person or by proxy; and

(ii)	in any other case, a quorum for the transaction of business shall consist of such Receiptholders as are present in person or by proxy.

(c)	At any such adjourned meeting and subject to the provisions in Subsection 7.11(b)(i), any resolution passed by the requisite votes as provided in Subsection 7.11(a) shall be an Extraordinary Resolution within the meaning of this Agreement notwithstanding that Receiptholders holding more than 25% of the then outstanding Subscription Receipts are not present in person or by proxy at such adjourned meeting.

(d)	Votes on an Extraordinary Resolution shall always be given on a poll and no demand for a poll on an Extraordinary Resolution shall be necessary.

7.12	Powers Cumulative

Any one or more of the powers or any combination of the powers in this Agreement stated to be exercisable by the Receiptholders by Extraordinary Resolution or otherwise may be exercised from time to time and the exercise of any one or more of such powers or any combination of powers from time to time shall not be deemed to exhaust the right of the Receiptholders to exercise such power or powers or combination of powers then or thereafter from time to time.

7.13	Minutes

Minutes of all resolutions and proceedings at every meeting of Receiptholders shall be made and duly entered in books to be provided from time to time for that purpose by the Subscription Receipt Agent at the expense of the Corporation, and any such minutes as aforesaid, if signed by the chairman or the secretary of the meeting at which such resolutions were passed or proceedings had or by the chairman or secretary of the next succeeding meeting held shall be prima facie evidence of the matters therein stated and, until the contrary is proved, every such meeting in respect of the proceedings of which minutes shall have been made shall be deemed to have been duly convened and held, and all resolutions passed thereat or proceedings taken shall be deemed to have been duly passed and taken.

7.14	Instruments in Writing

All actions which may be taken and all powers that may be exercised by the Receiptholders at a meeting held as provided in this Article 7 may also be taken and exercised by an instrument in writing signed in one or more counterparts by such Receiptholders in person or by attorney duly appointed in writing, by Receiptholders holding at least: (i) a majority of the then outstanding Subscription Receipts with respect to a resolution which is not an Extraordinary Resolution; and (ii) 66⅔% of the then outstanding Subscription Receipts with respect to an Extraordinary Resolution, and the expression “Extraordinary Resolution” when used in this Agreement shall include an instrument so signed by Receiptholders holding at least 66⅔% of the then outstanding Subscription Receipts.

7.15	Binding Effect of Resolutions

Every resolution and every Extraordinary Resolution passed in accordance with the provisions of this Article 7 at a meeting of Receiptholders shall be binding upon all the Receiptholders, whether present at or absent from such meeting, and every instrument in writing signed by Receiptholders in accordance with Section 7.14 shall be binding upon all the Receiptholders, whether signatories thereto or not, and each and every Receiptholder and the Subscription Receipt Agent (subject to the provisions for indemnity herein contained) shall be bound to give effect accordingly to every such resolution and instrument in writing.

7.16	Holdings by Corporation Disregarded

In determining whether Receiptholders holding the required number of Subscription Receipts are present at a meeting of Receiptholders for the purpose of determining a quorum or have concurred in any consent, waiver, Extraordinary Resolution, Receiptholders’ Request or other action under this Agreement, Subscription Receipts owned legally or beneficially by the Corporation or any affiliated entity of the Corporation shall be disregarded in accordance with the provisions of Section 10.7.

Article 8
SUPPLEMENTAL AGREEMENTS

8.1	Provision for Supplemental Agreements for Certain Purposes

From time to time, and subject to any applicable regulatory approval, the Corporation, the Lead Underwriter, on behalf of the Underwriters, and the Subscription Receipt Agent may, subject to the provisions hereof, and they shall, when so directed in accordance with the provisions hereof, execute and deliver by their proper officers, agreements supplemental hereto, which thereafter shall form part hereof, for any one or more or all of the following purposes:

(a)	adding to the provisions hereof such additional covenants and enforcement provisions as, in the opinion of Counsel, are necessary or advisable in the premises, provided that the same are not in the opinion of the Subscription Receipt Agent, relying on the opinion of Counsel, prejudicial to the interests of the Receiptholders;

(b)	giving effect to any Extraordinary Resolution passed as provided in Article 7;

(c)	making such provisions not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder, provided that such provisions are not, in the opinion of the Subscription Receipt Agent, relying on the opinion of Counsel, prejudicial to the interests of the Receiptholders;

(d)	adding to or altering the provisions hereof in respect of the transfer of Subscription Receipts, making provision for the exchange of Subscription Receipt Certificates, and making any modification in the form of the Subscription Receipt Certificates which does not affect the substance thereof,

(e)	modifying any of the provisions of this Agreement, including relieving the Corporation from any of the obligations, conditions or restrictions herein contained, provided that such modification or relief shall be or become operative or effective only if, in the opinion of the Subscription Receipt Agent, relying on the opinion of Counsel, such modification or relief in no way prejudices any of the rights of the Receiptholders or of the Subscription Receipt Agent, and provided further that the Subscription Receipt Agent may in its sole discretion decline to enter into any such supplemental agreement which in its opinion may not afford adequate protection to the Subscription Receipt Agent when the same shall become operative; and

(f)	for any other purpose not inconsistent with the terms of this Agreement, including the correction or rectification of any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions herein, provided that in the opinion of the Subscription Receipt Agent, relying on the opinion of Counsel, the rights of the Subscription Receipt Agent and of the Receiptholders are in no way prejudiced thereby.

Article 9
CONCERNING THE Subscription Receipt Agent

9.1	Rights and Duties of Subscription Receipt Agent

(a)	In the exercise of the rights and duties prescribed or conferred by the terms of this Agreement, the Subscription Receipt Agent shall exercise that degree of care, diligence and skill that a reasonably prudent escrow agent would exercise in comparable circumstances. No provision of this Agreement shall be construed to relieve the Subscription Receipt Agent from liability for its own gross negligent action, its own gross negligent failure to act, or its own wilful misconduct or fraud.

(b)	The obligation of the Subscription Receipt Agent to commence or continue any act, action or proceeding for the purpose of enforcing any rights of the Subscription Receipt Agent or the Receiptholders hereunder shall be conditional upon the Receiptholders furnishing, when required by notice by the Subscription Receipt Agent, sufficient funds to commence or to continue such act, action or proceeding and an indemnity reasonably satisfactory to the Subscription Receipt Agent to protect and to hold harmless the Subscription Receipt Agent against the costs, charges and expenses and liabilities to be incurred thereby and any loss and damage it may suffer by reason thereof. None of the provisions contained in this Agreement shall require the Subscription Receipt Agent to expend or to risk its own funds or otherwise to incur financial liability in the performance of any of its duties or in the exercise of any of its rights or powers unless indemnified as aforesaid.

(c)	The Subscription Receipt Agent shall retain the right not to act and shall not be liable for refusing to act, if, due to a lack of information or for any other reason whatsoever, the Subscription Receipt Agent, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Subscription Receipt Agent, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten days’ written notice to the Corporation and the Lead Underwriter, provided that: (i) Subscription Receipt Agent’s written notice shall describe the circumstances of such non-compliance; and (ii) if such circumstances are rectified to the Subscription Receipt Agent’s satisfaction within such ten day period, then such resignation shall not be effective.

(d)	The Subscription Receipt Agent may, before commencing or at any time during the continuance of any such act, action or proceeding, require the Receiptholders at whose instance it is acting to deposit with the Subscription Receipt Agent the Subscription Receipts held by them, for which Subscription Receipts the Subscription Receipt Agent shall issue receipts.

(e)	Every provision of this Agreement that by its terms relieves the Subscription Receipt Agent of liability or entitles it to rely upon any evidence submitted to it is subject to the provisions of this Section 9.1 and of Section 9.2.

(f)	The Subscription Receipt Agent shall have no duties except those expressly set forth herein, and it shall not be bound by any notice of a claim or demand with respect to, or any waiver, modification, amendment, termination or rescission of, this Agreement, unless received by it in writing and signed by the other parties hereto and, if its duties herein are affected, unless it shall have given its prior written consent thereto.

(g)	The Subscription Receipt Agent shall not be responsible for ensuring that the Proceeds are used in the manner contemplated by the Prospectus.

(h)	The Subscription Receipt Agent shall retain the right not to act and shall not be held liable for refusing to act unless it has received clear and reasonable documentation which complies with the terms of this Agreement, which documentation does not require the exercise of any discretion or independent judgment.

(i)	The Subscription Receipt Agent shall incur no liability whatsoever with respect to the delivery or non-delivery of any certificates whether delivery by hand, mail or any other means.

(j)	The Subscription Receipt Agent shall not be responsible or liable in any manner whatsoever for the deficiency, correctness, genuineness or validity of any securities deposited with it.

9.2	Evidence, Experts and Advisers

(a)	In addition to the reports, certificates, opinions and other evidence required by this Agreement, the Corporation shall furnish to the Subscription Receipt Agent such additional evidence of compliance with any provision hereof, and in such form, as the Subscription Receipt Agent may reasonably require by written notice to the Corporation.

(b)	In the exercise of its rights and duties hereunder, the Subscription Receipt Agent may, if it is acting in good faith, rely as to the truth of the statements and the accuracy of the opinions expressed in statutory declarations, opinions, reports, written requests, consents, or orders of the Corporation, certificates of the Corporation or other evidence furnished to the Subscription Receipt Agent pursuant to any provision hereof or pursuant to a request of the Subscription Receipt Agent.

(c)	Whenever it is provided in this Agreement that the Corporation shall deposit with the Subscription Receipt Agent resolutions, certificates, reports, opinions, requests, orders or other documents, it is intended that the truth, accuracy and good faith on the effective date thereof and the facts and opinions stated in all such documents so deposited shall, in each and every such case, be conditions precedent to the right of the Corporation to have the Subscription Receipt Agent take the action to be based thereon.

(d)	Proof of the execution of an instrument in writing, including a Receiptholders’ Request, by any Receiptholder may be made by the certificate of a notary public, or other officer with similar powers, that the person signing such instrument acknowledged to the officer the execution thereof, or by an affidavit of a witness to such execution or in any other manner which the Subscription Receipt Agent may consider adequate.

(e)	The Subscription Receipt Agent may employ or retain such Counsel, accountants, appraisers or other experts or advisers as it may reasonably require for the purpose of discharging its duties hereunder and may pay reasonable remuneration for all services so performed by any of them, without taxation of costs of any Counsel, and shall not be responsible for any misconduct or negligence on the part of any such experts or advisers who have been appointed with due care by the Subscription Receipt Agent.

9.3	Documents, Monies, etc. Held by Subscription Receipt Agent

Any securities, documents of title or other instruments that may at any time be held by the Subscription Receipt Agent pursuant to this Agreement may be placed in the deposit vaults of the Subscription Receipt Agent or of any Canadian bank or deposited for safekeeping with any such bank. If the Subscription Receipt Agent has not received a direction under Section 4.1, any monies so held pending the application or withdrawal thereof under any provisions of this Agreement may be deposited in the name of the Subscription Receipt Agent in any Canadian bank, or in the deposit department of the Subscription Receipt Agent or any other loan or trust company authorized to accept deposits under the laws of Canada or a province thereof, at the rate of interest (if any) then current on similar deposits.

9.4	Actions by Subscription Receipt Agent to Protect Interest

The Subscription Receipt Agent shall have power to institute and to maintain such actions and proceedings as it may consider necessary or expedient to preserve, protect or enforce its interests and the interests of the Receiptholders.

9.5	Third Party Interests

Each party to this Agreement hereby represents to the Subscription Receipt Agent that any account to be opened by, or interest to be held by, the Subscription Receipt Agent in connection with this Agreement, for or to the credit of such party, either: (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case each of the Lead Underwriter and the Corporation agrees to complete and execute forthwith a declaration in the Subscription Receipt Agent’s prescribed form as to the particulars of such third party.

9.6	Subscription Receipt Agent not Required to Give Security

The Subscription Receipt Agent shall not be required to give any bond or security in respect of the execution of this Agreement or otherwise in respect of the premises.

9.7	Protection of Subscription Receipt Agent

By way of supplement to the provisions of any law for the time being relating to trustees it is expressly declared and agreed as follows:

(a)	the Subscription Receipt Agent shall not be liable for or by reason of any statements of fact or recitals in this Agreement or in the Subscription Receipt Certificates (except the representation contained in Section 9.9 or in the certificate of the Subscription Receipt Agent on the Subscription Receipt Certificates) or be required to verify the same, but all such statements or recitals are and shall be deemed to be made by the Corporation;

(b)	nothing herein contained shall impose any obligation on the Subscription Receipt Agent to see to or to require evidence of the registration or filing (or renewal thereof) of this Agreement or any instrument ancillary or supplemental hereto;

(c)	the Subscription Receipt Agent shall not be bound to give notice to any Person or Persons of the execution hereof; and

(d)	the Subscription Receipt Agent shall not incur any liability or responsibility whatsoever or be in any way responsible for the consequence of any breach on the part of the Corporation of any of the covenants herein contained or of any acts of any officers, employees, agents or servants of the Corporation.

9.8	Replacement of Subscription Receipt Agent; Successor by Merger

(a)	The Subscription Receipt Agent may resign its appointment and be discharged from all other duties and liabilities hereunder, subject to this Section 9.8, by giving to the Corporation not less than 30 days’ prior notice in writing or such shorter prior notice as the Corporation may accept as sufficient. The Receiptholders by Extraordinary Resolution shall have power at any time to remove the existing Subscription Receipt Agent and to appoint a new Subscription Receipt Agent. In the event of the Subscription Receipt Agent resigning or being removed as aforesaid or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, the Lead Underwriter, on behalf of the Underwriters, shall forthwith appoint a new escrow agent unless a new escrow agent has already been appointed by the Receiptholders; failing such appointment by the Lead Underwriter, on behalf of the Underwriters, the retiring Subscription Receipt Agent or any Receiptholder may apply to a justice of the Court of Queen’s Bench (Alberta) on such notice as such justice may direct, for the appointment of a new escrow agent; but any new escrow agent so appointed by the Lead Underwriter, on behalf of the Underwriters, or by the Court shall be subject to removal as aforesaid by the Receiptholders. Any new escrow agent appointed under any provision of this Section 9.8 shall be a corporation authorized to carry on the business of a trust company in the Provinces of Alberta and Ontario and, if required by the applicable legislation for any other provinces, in such other provinces. On any such appointment, the new escrow agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as Subscription Receipt Agent hereunder. At the request of the Corporation or the new Subscription Receipt Agent, the retiring Subscription Receipt Agent, upon payment of the amounts, if any, due to it pursuant to Section 5.3, shall duly assign, transfer and deliver to the new Subscription Receipt Agent all property and money held and all records kept by the retiring Subscription Receipt Agent hereunder or in connection herewith.

(b)	Upon the appointment of a successor escrow agent, the Corporation shall promptly notify the Receiptholders thereof in the manner provided for in Article 10.

(c)	Any corporation into or with which the Subscription Receipt Agent may be merged or consolidated or amalgamated, or any corporation resulting therefrom to which the Subscription Receipt Agent shall be a party, or any corporation succeeding to the corporate trust business of the Subscription Receipt Agent shall be the successor to the Subscription Receipt Agent hereunder without any further act on its part or any of the parties hereto, provided that such corporation would be eligible for appointment as a successor escrow agent under Subsection 9.8(a).

(d)	Any Subscription Receipt Certificates certified but not delivered by a predecessor escrow agent may be delivered by the successor escrow agent in the name of the predecessor or successor escrow agent.

9.9	Conflict of Interest

(a)	The Subscription Receipt Agent represents to the Corporation and the Lead Underwriter, on behalf of the Underwriters, that at the time of execution and delivery hereof no material conflict of interest exists between its role as an escrow agent hereunder and its role in any other capacity and agrees that in the event of a material conflict of interest arising hereafter it will, within 30 days after ascertaining that it has such material conflict of interest, either eliminate the same or assign its appointment as escrow agent hereunder to a successor escrow agent approved by the Corporation and meeting the requirements set forth in Subsection 9.8(a). Notwithstanding the foregoing provisions of this Subsection 9.9(a), if any such material conflict of interest exists or hereafter shall exist, the validity and enforceability of this Agreement and the Subscription Receipt Certificates shall not be affected in any manner whatsoever by reason thereof.

(b)	Subject to Subsection 9.9(a), the Subscription Receipt Agent, in its personal or any other capacity, may buy, lend upon and deal in securities of the Corporation and generally may contract and enter into financial transactions with the Corporation or any affiliated entity of the Corporation without being liable to account for any profit made thereby.

9.10	Acceptance of Appointment

The Subscription Receipt Agent hereby accepts the appointment as escrow agent in this Agreement and agrees to perform its duties hereunder upon the terms and conditions herein set forth.

9.11	Subscription Receipt Agent Not to be Appointed Receiver

The Subscription Receipt Agent and any Person related to the Subscription Receipt Agent shall not be appointed a receiver, a receiver and manager or liquidator of all or any part of the assets or undertaking of the Corporation.

9.12	Privacy Laws

The parties acknowledge that the Subscription Receipt Agent may, in the course of providing services hereunder, collect or receive financial and other personal information about such parties and/or their representatives, as individuals, or about other individuals related to the subject matter hereof, and use such information for the following purposes:

(a)	to provide the services required under this Agreement and other services that may be requested from time to time;

(b)	to help the Subscription Receipt Agent manage its servicing relationships with such individuals;

(c)	to meet the Subscription Receipt Agent’s legal and regulatory requirements; and

(d)	if Social Insurance Numbers are collected by the Subscription Receipt Agent, to perform tax reporting and to assist in verification of an individual’s identity for security purposes.

Each party acknowledges and agrees that the Subscription Receipt Agent may receive, collect, use and disclose personal information provided to it or acquired by it in the course of this agreement for the purposes described above and, generally, in the manner and on the terms described in its privacy code, which the Subscription Receipt Agent shall make available on its website or upon request, including revisions thereto. Some of this personal information may be transferred to servicers in the United States for data processing and/or storage. Further, each party agrees that it shall not provide or cause to be provided to the Subscription Receipt Agent any personal information relating to an individual who is not a party to this Agreement unless that party has assured itself that such individual understands and has consented to the aforementioned terms, uses and disclosures.

Article 10
GENERAL

10.1	Notice to the Corporation, Subscription Receipt Agent and the Lead Underwriter

(a)	Unless herein otherwise expressly provided, any notice to be given hereunder to the Corporation, the Underwriters or the Subscription Receipt Agent shall be deemed to be validly given if delivered by hand courier or if transmitted by facsimile:

(i)	if to the Corporation:

Gran Tierra Energy Inc.

Attention: ●
Facsimile: (____) ●

(ii)	if to the Lead Underwriter, on behalf of the Underwriters:

[Underwriter]

Attention: ●
Facsimile: (____) ●

(iii)	if to the Subscription Receipt Agent:

[Trustee]

Attention: ●
Facsimile: (____) ●

and any such notice delivered in accordance with the foregoing shall be deemed to have been received on the date of delivery or, if sent via facsimile, on the day of transmission or, if such day is not a Business Day, on the first Business Day following the day of transmission.

(b)	The Corporation, the Lead Underwriter, on behalf of the Underwriters, or the Subscription Receipt Agent, as the case may be, may from time to time notify the others in the manner provided in Subsection 10.1(a) of a change of address which, from the effective date of such notice and until changed by like notice, shall be the address of the Corporation, the Lead Underwriter, on behalf of the Underwriters, or the Subscription Receipt Agent, as the case may be, for all purposes of this Agreement.

10.2	Notice to Receiptholders

(a)	Any notice to the Receiptholders under the provisions of this Agreement shall be valid and effective if delivered or sent by letter or circular through the ordinary post addressed to such holders at their post office addresses appearing on the register hereinbefore mentioned and shall be deemed to have been effectively given on the date of delivery or, if mailed, three Business Days following actual posting of the notice.

(b)	If, by reason of a strike, lockout or other work stoppage, actual or threatened, involving postal employees, any notice to be given to the Receiptholders hereunder could reasonably be considered unlikely to reach its destination, such notice shall be valid and effective only if it is delivered personally to such Receiptholders or if delivered to the address for such Receiptholders contained in the register of Subscription Receipts maintained by the Subscription Receipt Agent.

10.3	Ownership and Transfer of Subscription Receipts

The Corporation and the Subscription Receipt Agent may deem and treat the registered owner of any Subscription Receipt Certificate or, in the case of a transferee who has surrendered a Subscription Receipt Certificate in accordance with and as contemplated in Sections 2.13 and 2.14, such transferee, as the absolute owner of the Subscription Receipt represented thereby for all purposes, and the Corporation and the Subscription Receipt Agent shall not be affected by any notice or knowledge to the contrary except where the Corporation or the Subscription Receipt Agent is required to take notice by statute or by order of a court of competent jurisdiction. A Receiptholder shall be entitled to the rights evidenced by such Subscription Receipt Certificate free from all equities or rights of set off or counterclaim between the Corporation and the original or any intermediate holder thereof and all Persons may act accordingly and the receipt of any such Receiptholder for the Common Shares which may be acquired pursuant thereto shall be a good discharge to the Corporation and the Subscription Receipt Agent for the same and neither the Corporation nor the Subscription Receipt Agent shall be bound to inquire into the title of any such holder except where the Corporation or the Subscription Receipt Agent is required to take notice by statute or by order of a court of competent jurisdiction.

10.4	Evidence of Ownership

(a)	Upon receipt of a certificate of any bank, trust company or other depositary satisfactory to the Subscription Receipt Agent stating that the Subscription Receipts specified therein have been deposited by a named Person with such bank, trust company or other depositary and will remain so deposited until the expiry of the period specified therein, the Corporation and the Subscription Receipt Agent may treat the Person so named as the owner, and such certificate as sufficient evidence of the ownership by such Person of such Subscription Receipt during such period, for the purpose of any requisition, direction, consent, instrument or other document to be made, signed or given by the holder of the Subscription Receipt so deposited.

(b)	The Corporation and the Subscription Receipt Agent may accept as sufficient evidence of the fact and date of the signing of any requisition, direction, consent, instrument or other document by any Person: (i) the signature of any officer of any bank, trust company, or other depositary satisfactory to the Subscription Receipt Agent as witness of such execution; (ii) the certificate of any notary public or other officer authorized to take acknowledgments of deeds to be recorded at the place where such certificate is made that the Person signing acknowledged to him the execution thereof; or (iii) a statutory declaration of a witness of such execution.

10.5	Satisfaction and Discharge of Agreement

Upon the earlier of:

(a)	the issue of certificates or Book-Entry Only System customer confirmations representing Common Shares and payment of all monies required as provided in Section 3.2; or

(b)	the payment of all monies required where the Acquisition is terminated or the Acquisition Time does not occur by the Deadline as provided in Section 3.3,

this Agreement shall cease to be of further effect and the Subscription Receipt Agent, on demand of and at the cost and expense of the Corporation and upon delivery to the Subscription Receipt Agent of a certificate of the Corporation stating that all conditions precedent to the satisfaction and discharge of this Agreement have been complied with, shall execute proper instruments acknowledging satisfaction of and discharging this Agreement. Notwithstanding the foregoing, the indemnities provided to the Subscription Receipt Agent by the Corporation hereunder shall remain in full force and effect and survive the termination of this Agreement.

10.6	Provisions of Agreement and Subscription Receipts for the Sole Benefit of Parties and Receiptholders

Nothing in this Agreement or in the Subscription Receipt Certificates, expressed or implied, shall give or be construed to give to any Person other than the parties hereto and the Receiptholders any legal or equitable right, remedy or claim under this Agreement, or under any covenant or provision herein or therein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Receiptholders and such transferees.

10.7	Subscription Receipts Owned by the Corporation or its Subsidiaries - Certificate to be Provided

For the purpose of disregarding any Subscription Receipts owned legally or beneficially by the Corporation or any affiliated entity of the Corporation in Section 7.16, the Corporation shall provide to the Subscription Receipt Agent, from time to time, a certificate of the Corporation setting forth as at the date of such certificate the number of Subscription Receipts owned legally or beneficially by the Corporation or any affiliated entity of the Corporation, and the Subscription Receipt Agent, in making the computations in Section 7.16, shall be entitled to rely on such certificate without requiring further evidence thereof.

10.8	Effect of Execution

Notwithstanding any provision of this Agreement, should any Subscription Receipt Certificates be issued and certified in accordance with the terms hereof prior to the actual time of execution of this Agreement by the Corporation and the Subscription Receipt Agent, any such Subscription Receipt Certificates shall be void and of no value and effect until such actual execution.

10.9	Time of Essence

Time is and shall remain of the essence of this Agreement.

10.10	Force Majeure

No party hereto shall be liable to another party, or held in breach of this Agreement, if prevented, hindered, or delayed in the performance or observance of any provision contained herein by reason of act of God, riots, terrorism, acts of war, epidemics, governmental action or judicial order, earthquakes, or any other similar causes (including, but not limited to, mechanical, electronic or communication interruptions, disruptions or failures).  Performance times under this Agreement shall be extended for a period of time equivalent to the time lost because of any delay that is reasonably excusable under this Section.

10.11	Counterparts

This Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be deemed to be an original and such counterparts together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

IN WITNESS WHEREOF the parties hereto have executed this Agreement under their respective corporate seals and the hands of their proper officers in that behalf.

Gran Tierra Energy Inc.		[UNDERWRITER], on its own behalf and on behalf of ● and ●

By:		By:
	Name		Name

	Title		Title

[TRUSTEE]

By:
Name

Title

This is Schedule 1.1(g) to a Subscription Receipt Agreement made as of ● among Gran Tierra Energy Inc., [Underwriter] and [Trustee]

ACQUISITION NOTICE

TO:	[TRUSTEE]

AND TO:	[UNDERWRITER], ON ITS OWN BEHALF AND ON BEHALF OF THE OTHER UNDERWRITERS (AS DEFINED BELOW)

This Acquisition Notice is being provided pursuant to Subsection 3.1(a) of the Subscription Receipt Agreement (the “Subscription Receipt Agreement”) made as of ● among Gran Tierra Energy Inc. (the “Corporation”), [Underwriter], on its own behalf and on behalf of ● and ● (collectively, the “Underwriters”), and [Trustee], as Subscription Receipt Agent.

Capitalized terms which are not otherwise defined herein shall have the meanings ascribed to such terms in the Subscription Receipt Agreement.

The Subscription Receipt Agent is hereby notified by the Corporation that the Acquisition Time has occurred. DATED at Calgary, Alberta, this ● day of ●, 201●.

Gran Tierra Energy Inc.

By:
Name:
Title:

This is Schedule 1.1(bb) – to a Subscription Receipt Agreement made as of ● among Gran Tierra Energy Inc., [Underwriter] and [Trustee]

IRREVOCABLE DIRECTION

TO:       [TRUSTEE]

This Irrevocable Direction is being provided pursuant to Subsection 3.1(a) of the Subscription Receipt Agreement (the “Subscription Receipt Agreement”) made as of ● among Gran Tierra Energy Inc. (the “Corporation”), [Underwriter], on its own behalf and on behalf of ● and ● (collectively, the “Underwriters”), and [Trustee], as Subscription Receipt Agent.

Capitalized terms which are not otherwise defined herein shall have the meanings ascribed to such terms in the Subscription Receipt Agreement.

The Subscription Receipt Agent is hereby irrevocably directed and authorized, in its capacity as registrar and transfer agent of the Common Shares:

(a)	to issue on behalf of the Corporation, ● fully paid and non-assessable Common Shares to the Person or Persons to whom such Common Shares are to be issued pursuant to the terms of the Subscription Receipt Agreement and the Subscription Receipt Certificates following the satisfaction of the Acquisition Time (which occurred on ●, 201●), all in accordance with the provisions of the Subscription Receipt Certificates and the Subscription Receipt Agreement. Such Common Shares shall be delivered to the Receiptholders through CDS in the case of Global Subscription Receipts;

(b)	to release the amount of the Dividend Equivalent Payments, if any, less applicable withholding taxes, in accordance with Section 3.2(c) of the Agreement to the Receiptholders; and

(c)	to release to the Lead Underwriter, on behalf of the Underwriters, the sum of $●.

DATED at Calgary, Alberta, this ● day of ●, 201●.

Gran Tierra Energy Inc.

By:
Name:
Title:

This is Schedule 1.1(oo) to a Subscription Receipt Agreement made as of ●, 201● among Gran Tierra Energy Inc., [Underwriter] and [Trustee]

FORM OF SUBSCRIPTION RECEIPT CERTIFICATE (NON-RULE 144A)

Unless this Certificate is presented by an authorized representative of The Canadian Depository for Securities Limited (“CDS”) to Gran Tierra Energy Inc. or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of CDS & CO., or in such other name as is requested by an authorized representative of CDS (and any payment is made to CDS & CO. or to such other entity as is requested by an authorized representative of CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered holder hereof, CDS & CO., has an interest herein.

Gran Tierra Energy Inc.

(a corporation incorporated under the Canada Business Corporations Act)
Number: ● CUSIP/ISIN: ●

THIS IS TO CERTIFY THAT CDS & Co. (the “holder”) is the registered holder of ● Subscription Receipts represented hereby.

Reference is made to the Subscription Receipt Agreement (the “Subscription Receipt Agreement”) made as of ● among Gran Tierra Energy Inc. (the “Corporation”), [Underwriter], on its own behalf and on behalf of ● and ● (collectively, the “Underwriters”), and [Trustee], as Subscription Receipt Agent.

Capitalized terms used in the Subscription Receipt Agreement have the same meaning herein as therein, unless otherwise defined.

Each Subscription Receipt entitles the holder:

(a)	if the Acquisition Time occurs prior to the Deadline, to receive, for no additional consideration and without any further action, one fully paid and non-assessable Common Share and any Dividend Equivalent Payments; or

(b)	if a Termination Event has occurred, to receive an amount equal to the sum of the Subscription Price and such holder’s pro rata share of the Earned Interest, less applicable withholding taxes, all in the manner and on the terms and conditions set out in the Subscription Receipt Agreement.

The Subscription Receipts represented hereby are issued under and pursuant to the Subscription Receipt Agreement. Reference is hereby made to the Subscription Receipt Agreement and any and all other instruments supplemental or ancillary thereto for a full description of the rights of the holders of the Subscription Receipts and the terms and conditions upon which such Subscription Receipts are, or are to be, issued and held, all to the same effect as if the provisions of the Subscription Receipt Agreement and all instruments supplemental or ancillary thereto were herein set forth, and to all of which provisions the holder of these Subscription Receipts by acceptance hereof assents. In the event of a conflict or inconsistency between the terms of the Subscription Receipt Agreement and this Certificate, the terms of the Subscription Receipt Agreement shall prevail.

The holding of the Subscription Receipts evidenced by this Certificate shall not constitute the holder hereof a Shareholder or entitle such holder to any right or interest in respect thereof except as herein and in the Subscription Receipt Agreement expressly provided.

The Subscription Receipt Agreement contains provisions making binding upon all holders of Subscription Receipts outstanding thereunder resolutions passed at meetings of such holders held in accordance with such provisions and by instruments in writing signed by the holders of a specified majority of the outstanding Subscription Receipts.

The Subscription Receipts evidenced by this Certificate may be transferred on the register kept at the offices of the Subscription Receipt Agent by the registered holder hereof or his legal representatives or his attorney duly appointed by an instrument in writing in form and execution satisfactory to the Subscription Receipt Agent, only upon payment of the charges provided for in the Subscription Receipt Agreement and upon compliance with such reasonable requirements as the Subscription Receipt Agent may prescribe. The transfer register shall be closed at 4:30 p.m. (Calgary time) on the earlier to occur of the Acquisition Date and the Termination Date (subject to settlement of trades).

This Certificate shall not be valid for any purpose whatever unless and until it has been countersigned by or on behalf of the Subscription Receipt Agent.

Time shall be of the essence hereof. This Certificate is governed by the laws of Alberta and the laws of Canada applicable therein.

IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by a duly authorized representative as of ●.

GRAN TIERRA ENERGY INC.

By:
Name:
Title:

Countersigned by: [TRUSTEE], as Subscription Receipt Agent

By:
Name:
Title:

This is Schedule 2.15(a) to a Subscription Receipt Agreement made as of ● among Gran Tierra Energy Inc., [Underwriter] and [Trustee]

FORM OF SUBSCRIPTION RECEIPT CERTIFICATE (RULE 144A)

Unless this Certificate is presented by an authorized representative of The Canadian Depository for Securities Limited (“CDS”) to Gran Tierra Energy Inc. or its agent for registration of transfer, exchange or payment, and any certificate issued in respect thereof is registered in the name of CDS & CO., or in such other name as is requested by an authorized representative of CDS (and any payment is made to CDS & CO. or to such other entity as is requested by an authorized representative of CDS), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered holder hereof, CDS & CO., has an interest herein.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THESE SECURITIES, AGREES FOR THE BENEFIT OF GRAN TIERRA ENERGY INC. (THE “COMPANY”) THAT THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S (“REGULATION S”) UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE CANADIAN LOCAL LAWS AND REGULATIONS, (C) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (2) RULE 144 UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES, OR (D) IN ANOTHER TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OF THE UNITED STATES AFTER (I) IN THE CASE OF TRANSFERS PURSUANT TO (B) ABOVE, PROVIDING A DECLARATION TO [TRUSTEE], TOGETHER WITH ANY OTHER EVIDENCE, WHICH MAY INCLUDE A LEGAL OPINION, REQUIRED BY [TRUSTEE], AND (II) IN THE CASE OF TRANSFERS PURSUANT TO (C)(2) OR (D) ABOVE, PROVIDING A LEGAL OPINION SATISFACTORY TO THE COMPANY. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA

GRAN TIERRA ENERGY INC.

(a corporation incorporated under the Canada Business Corporations Act)
Number: ● CUSIP/ISIN: ●

THIS IS TO CERTIFY THAT CDS & Co. (the “holder”) is the registered holder of ● Subscription Receipts represented hereby.

Reference is made to the Subscription Receipt Agreement (the “Subscription Receipt Agreement”) made as of ● among Gran Tierra Energy Inc. (the “Corporation”), [Underwriter], on its own behalf and on behalf of ● and ● (collectively, the “Underwriters”), and [Trustee], as Subscription Receipt Agent.

Capitalized terms used in the Subscription Receipt Agreement have the same meaning herein as therein, unless otherwise defined.

Each Subscription Receipt entitles the holder:

(a)	if the Acquisition Time occurs prior to the Deadline, to receive, for no additional consideration and without any further action, one fully paid and non-assessable Common Share and any Dividend Equivalent Payments; or

(b)	if a Termination Event has occurred, to receive an amount equal to the sum of the Subscription Price and such holder’s pro rata share of the Earned Interest, less applicable withholding taxes, all in the manner and on the terms and conditions set out in the Subscription Receipt Agreement.

The Subscription Receipts represented hereby are issued under and pursuant to the Subscription Receipt Agreement. Reference is hereby made to the Subscription Receipt Agreement and any and all other instruments supplemental or ancillary thereto for a full description of the rights of the holders of the Subscription Receipts and the terms and conditions upon which such Subscription Receipts are, or are to be, issued and held, all to the same effect as if the provisions of the Subscription Receipt Agreement and all instruments supplemental or ancillary thereto were herein set forth, and to all of which provisions the holder of these Subscription Receipts by acceptance hereof assents. In the event of a conflict or inconsistency between the terms of the Subscription Receipt Agreement and this Certificate, the terms of the Subscription Receipt Agreement shall prevail.

The holding of the Subscription Receipts evidenced by this Certificate shall not constitute the holder hereof a Shareholder or entitle such holder to any right or interest in respect thereof except as herein and in the Subscription Receipt Agreement expressly provided.

The Subscription Receipt Agreement contains provisions making binding upon all holders of Subscription Receipts outstanding thereunder resolutions passed at meetings of such holders held in accordance with such provisions and by instruments in writing signed by the holders of a specified majority of the outstanding Subscription Receipts.

The Subscription Receipts evidenced by this Certificate may be transferred on the register kept at the offices of the Subscription Receipt Agent by the registered holder hereof or his legal representatives or his attorney duly appointed by an instrument in writing in form and execution satisfactory to the Subscription Receipt Agent, only upon payment of the charges provided for in the Subscription Receipt Agreement and upon compliance with such reasonable requirements as the Subscription Receipt Agent may prescribe. The transfer register shall be closed at 4:30 p.m. (Calgary time) on the earlier to occur of the Acquisition Date and the Termination Date (subject to settlement of trades).

This Certificate shall not be valid for any purpose whatever unless and until it has been countersigned by or on behalf of the Subscription Receipt Agent.

Time shall be of the essence hereof. This Certificate is governed by the laws of Alberta and the laws of Canada applicable therein.

IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by a duly authorized representative as of ●.

GRAN TIERRA ENERGY INC.

By:
Name:
Title:

Countersigned by: [TRUSTEE], as Subscription Receipt Agent

By:
Name:
Title:

This is Schedule 2.15(b) to a Subscription Receipt Agreement made as of ● among Gran Tierra Energy Inc., [Underwriter] and [Trustee]

FORM OF DECLARATION FOR REMOVAL OF LEGEND

TO:	GRAN TIERRA ENERGY INC.

AND TO:	[TRUSTEE]

The undersigned (A) acknowledges that the sale of securities of Gran Tierra Energy Inc. (the “Corporation”) represented by certificate number _________________, to which this declaration relates, is being made in reliance on Rule 904 of Regulation S under the United States Securities Act of 1933, as amended (the “1933 Act”), and (B) certifies that (i) it is not an “affiliate” (as defined in Rule 405 under the 1933 Act) of the Corporation, (ii) the offer of such securities was not made to a person in the United States and either (A) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer was outside the United States or (B) the transaction was executed on or through the facilities of a designated offshore securities market (such as the Toronto Stock Exchange) and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States, (iii) neither the seller nor any person acting on its behalf engaged in any directed selling efforts in connection with the offer and sale of such securities, (iv) the sale is bona fide and not for the purpose of “washing off’ the resale restrictions imposed because the securities are “restricted securities” (as that term is defined in Rule 144(a)(3) under the 1933 Act), (v) the seller does not intend to replace the securities sold in reliance on Rule 904 of Regulation S under the 1933 Act with fungible unrestricted securities, and (vi) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S under the 1933 Act, is part of a plan or scheme to evade the registration provisions of the 1933 Act. Terms used herein have the meanings given to them by Regulation S under the 1933 Act.

Dated:
Name of Seller

By:
Name:
Title: